Exhibit 10.1

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of August 13, 2019 (this “Agreement”), is made by and among:

(i) CBS Corporation, a Delaware corporation (“CBS”);

(ii) Viacom Inc., a Delaware corporation (“Viacom”);

(iii) National Amusements, Inc., a Maryland corporation (“NAI”); and

(iv) NAI Entertainment Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of NAI (“NAI Entertainment” and together with NAI, the “NAI Parties”).

W I T N E S E T H

WHEREAS, concurrently with the execution and delivery of this Agreement, CBS and Viacom entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, the parties agreed to effect a merger of Viacom with and into CBS with CBS as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the NAI Parties Beneficially Own the number of outstanding shares of Class A common stock, par value $0.001 per share, of CBS (the “CBS Voting Common Stock”) set forth on Schedule I hereto (all such shares of CBS Voting Common Stock Beneficially Owned by the NAI Parties, together with all other shares of CBS Voting Common Stock with respect to which the NAI Parties or any other Controlled Affiliate of any NAI Party acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and all other securities issued to the NAI Parties in respect of such CBS Voting Common Stock or into which shares of such CBS Voting Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “CBS Shares”);

WHEREAS, as of the date hereof, the NAI Parties Beneficially Own the number of outstanding shares of Class A common stock, par value $0.001 per share, of Viacom (the “Viacom Voting Common Stock”) set forth on Schedule I hereto (all such shares of Viacom Voting Common Stock Beneficially Owned by the NAI Parties, together with all other shares of Viacom Voting Common Stock with respect to which the NAI Parties or any other Controlled Affiliate of any NAI Party acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and all other securities issued to the NAI Parties in respect of such Viacom Voting Common Stock or into which shares of such Viacom Voting Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “Viacom Shares” and together with the CBS Shares, the “Shares”); and

WHEREAS, CBS and Viacom desire that the NAI Parties agree, and the NAI Parties are willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any Shares if, after completion of such Transfer, the NAI Parties in the aggregate would Beneficially Own less than the Necessary Shares, and to vote or consent with respect to all of the Necessary Shares in a manner so as to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1. Definitions. This Agreement is the “NAI Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement, (a) none of CBS, Viacom or their respective Subsidiaries shall be deemed to be an Affiliate of any NAI Party, (b) with respect to CBS, “Affiliate” means any Person that is Controlled by CBS and (c) with respect to Viacom, “Affiliate” means any Person that is Controlled by Viacom.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).

“CBS” shall have the meaning set forth in the Preamble.

“CBS Shares” shall have the meaning set forth in the Recitals.

“CBS Transaction Litigation” shall have the meaning set forth in Section 9.2.

“CBS Voting Common Stock” shall have the meaning set forth in the Recitals.

“CBS Written Consent” shall have the meaning set forth in Section 2.

“Control” shall mean the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the time of any modification, waiver or amendment to any provision of the Merger Agreement without the NAI Parties’ prior written consent which is adverse in any material respect to the NAI Parties.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Agreement Parties” means each of CBS and Viacom.

“Necessary CBS Shares” shall mean a majority of the issued and outstanding shares of CBS Voting Common Stock.

“Necessary Shares” shall mean the Necessary CBS Shares and the Necessary Viacom Shares.

“Necessary Viacom Shares” shall mean a majority of the issued and outstanding shares of Viacom Voting Common Stock.

“NAI” shall have the meaning set forth in the Preamble.

“NAI Parties” shall have the meaning set forth in the Preamble.

“NAI Related Parties” shall mean the Trust, Sumner M. Redstone, Shari E. Redstone, Robert Klieger, Thaddeus Jankowski, Jill S. Krutick, Tyler J. Korff, Brandon J. Korff, Kimberlee A. Ostheimer, Phyllis Redstone, David R. Andelman, Norman Jacobs, Leonard Lewin and the agents, attorneys, representatives, heirs, executors and assigns of each of them, individually and in all other capacities (including as settlor or former, current or future trustee or beneficiary of the Trust, as parent or guardian of a former, current or future beneficiary of the Trust, or as a former, current or future officer, manager, director or direct or indirect stockholder of either or both of the NAI Parties).

“NAI Transaction Litigation” shall have the meaning set forth in Section 9.3.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Registration Statement” shall have the meaning set forth in Section 2.

“Settlement Agreement” shall have the meaning set forth in Section 17.7.

“Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Takeover Law” shall have the meaning set forth in Section 7.5.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share or any voting rights thereof to any Person.

“Trust” shall mean the Sumner M. Redstone National Amusements Trust u/d/t dated June 28, 2002, as amended.

“Viacom” shall have the meaning set forth in the Preamble.

“Viacom Shares” shall have the meaning set forth in the Recitals.

“Viacom Transaction Litigation” shall have the meaning set forth in Section 9.1.

“Viacom Voting Common Stock” shall have the meaning set forth in the Recitals.

“Viacom Written Consent” shall have the meaning set forth in Section 2.

“Written Consent” shall have the meaning set forth in Section 2.

1.2. Other Definitional Provisions. Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

2. Agreement to Consent and Approve.

2.1. Each NAI Party agrees that, promptly (and in any event within one Business Day) after the registration statement on Form S-4 pursuant to which the issuance of shares of CBS Common Stock in the Merger will be registered with the SEC (the “Registration Statement”) (in which a joint consent solicitation statement with respect to the solicitation of written consents from the stockholders of CBS and Viacom in connection with the CBS Stockholder Approval and the Viacom Stockholder Approval, respectively, is included) is declared effective by the SEC, unless a CBS Adverse Recommendation Change or Viacom Adverse Recommendation Change has occurred prior to such time and has not been rescinded, the NAI Parties shall execute and deliver, or shall cause to be executed and delivered, (i) a written consent approving the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger, the issuance of the shares of CBS Common Stock contemplated to be issued thereunder and the amendment of CBS’s certificate of incorporation and bylaws, substantially in the form attached hereto as Exhibit A, with respect to the Necessary CBS Shares (the “CBS Written Consent”), and (ii) a written consent approving the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger, substantially in the form attached hereto as Exhibit B, with respect to the Necessary Viacom Shares (the “Viacom Written Consent”, and together with the CBS Written Consent, the “Written Consents”). Each such Written Consent shall be given in accordance with such procedures relating thereto, including pursuant to the DGCL and each of the CBS Organizational Documents and the Viacom Organizational Documents, as applicable, so as to ensure that it is duly counted for purposes of recording the results of such consent.

2.2. No NAI Party shall enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the NAI Parties, of their obligations hereunder or the transactions contemplated hereby; provided, however, that the foregoing restriction shall cease to apply in the event a CBS Adverse Recommendation Change or Viacom Adverse Recommendation Change has occurred prior to such time and not been rescinded. Except for the delivery of Written Consents expressly contemplated by this Agreement, prior to the Expiration Time, no NAI Party shall call, seek to call or request the call of any meeting of CBS stockholders or Viacom stockholders with respect to any matter relating to the Merger or other transactions contemplated by the Merger Agreement, including by written consent, whether pursuant to the DGCL, the CBS Organizational Documents, the Viacom Organizational Documents or otherwise.

2.3. From the date hereof until the Expiration Time, no NAI Party shall take any action in contravention of, or that conflicts with, (a) the designation of the members of the Board of Directors of CBS occurring at the Effective Time as contemplated by Section 1.06 of the Merger Agreement or (b) the Charter Amendment and Bylaws Amendment becoming effective at the Effective Time.

2.4. Each NAI Party agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) (a) the Necessary CBS Shares against any CBS Acquisition Proposal (and shall not vote or cause to be voted any other CBS Shares in favor of any CBS Acquisition Proposal), (b) the Necessary Viacom Shares against any Viacom Acquisition Proposal (and shall not vote or cause to be voted any other Viacom Shares in favor of any Viacom Acquisition Proposal), (c) the Necessary CBS Shares against any amendment of the CBS Organizational Documents (other than the amendments of the CBS Organizational Documents contemplated in connection with the Merger as set forth in the Merger Agreement), which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of CBS Voting Common Stock (and shall not vote or cause to be voted any other CBS Shares in favor of any such amendment), (d) the Necessary Viacom Shares against any amendment of the Viacom Organizational Documents (other than the amendments of the Viacom Organizational Documents contemplated in connection with the Merger as set forth in the Merger Agreement), which amendment would in any manner impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Viacom Voting Common Stock (and shall not vote or cause to be voted any other Viacom Shares in favor of any such amendment), (e) the Necessary CBS Shares against any other action, agreement or transaction involving CBS that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement (and shall not vote or cause to be voted any other CBS Shares in favor of any such action, agreement or transaction) and (f) the Necessary Viacom Shares against any other action, agreement or transaction involving Viacom that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement (and shall not vote or cause to be voted any other Viacom Shares in favor of any such action, agreement or transaction); provided, however, that the foregoing clauses (a)–(f) shall not apply to any transaction, proposal or action that is the subject of a CBS Adverse Recommendation Change or a Viacom Adverse Recommendation Change made in accordance with Section 7.04(d) or Section 7.05(d) of the Merger Agreement, as applicable, that has not been rescinded. Any attempt by any NAI Party to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

2.5. Each of CBS and Viacom hereby agrees that, from the date hereof until the record date for the stockholder vote, it shall not allot or issue shares of CBS Voting Common Stock or Viacom Voting Common Stock, as applicable, and shall not grant rights to subscribe for, or convert any security into, CBS Voting Common Stock or Viacom Voting Common Stock, as applicable.

3. Agreement Not to Transfer or Encumber. Each NAI Party hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares if, after completion of such Transfer, the NAI Parties would, at any time, be unable to comply with Section 2 or (b) deposit any Necessary Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Necessary Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement); provided that such NAI Party may Transfer any Necessary Shares to any Controlled Affiliate of an NAI Party subject to compliance with Section 17.12. Any

Transfer or attempted Transfer of any Necessary Shares in violation of this Section 3 shall be null and void ab initio.

4. Agreement Not to Solicit. Each NAI Party agrees that, from the date hereof until the Expiration Time, it shall not, and shall cause each of its Affiliates and its and their respective Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CBS Acquisition Proposal or a Viacom Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging or facilitating a CBS Acquisition Proposal or a Viacom Acquisition Proposal or (c) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting a CBS Acquisition Proposal or a Viacom Acquisition Proposal; provided, however, if CBS, Viacom or any of their respective Representatives receives a CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, which CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, did not result from any breach of this Section 4 or the Merger Agreement, and the Board of Directors of CBS or the CBS Transaction Committee, or the Board of Directors of Viacom or the Viacom Transaction Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, constitutes or is reasonably likely to lead to a CBS Superior Proposal or Viacom Superior Proposal, as applicable, then the NAI Parties and their Representatives may engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such CBS Acquisition Proposal or Viacom Acquisition Proposal, as applicable, solely to the extent that CBS or Viacom, as applicable, and such NAI Parties and their Representatives, are permitted under the terms of the Merger Agreement to engage in or otherwise participate in discussions or negotiations with such Person or group of Persons; provided that in such case the initial discussions or negotiations between the NAI Parties or their Representatives and such Person or group of Persons shall be subject to the consent of CBS or Viacom, whichever made such determination relating to a CBS Superior Proposal or a Viacom Superior Proposal (such consent not to be unreasonably withheld, conditioned or delayed), the NAI Parties and such Representatives shall coordinate in advance of such discussions with CBS or Viacom, as applicable, with respect to what will be communicated in such discussions or negotiations, and the NAI Parties and such Representatives shall thereafter keep CBS or Viacom, as applicable, reasonably apprised with respect to any such discussions or negotiations. Each NAI Party agrees that, from the date hereof until the Expiration Time, it shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a CBS Acquisition Proposal or a Viacom Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to a CBS Acquisition Proposal or a Viacom Acquisition Proposal.

5. Registration Statement; Consent Solicitation Statement. Prior to the filing of the Consent Solicitation Statement and the Registration Statement (or any amendment or supplement thereto) with the SEC, the Merger Agreement Parties shall provide NAI with a reasonable opportunity to review and comment on the Consent Solicitation Statement and the Registration Statement (or any amendment or supplement thereto) in advance (including the proposed final version of such document) and consider in good faith any reasonable comments provided by NAI or its representatives with respect to any of the disclosures proposed to be included in the Consent Solicitation Statement and the Registration Statement (or any amendment or supplement thereto), including disclosures regarding or involving any of the NAI Parties or the NAI Related Parties. The Merger Agreement Parties shall promptly provide copies to NAI of any written comments received from the SEC with respect to the Consent Solicitation Statement and the Registration Statement and promptly advise NAI of any oral comments received from the SEC. Prior to mailing the Consent Solicitation Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Merger Agreement Parties shall provide NAI with a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response) and consider in good faith any comments provided by NAI or its representatives with respect to any of the disclosures proposed to be included in such document or response, including disclosures regarding or involving any of the NAI Parties or the NAI Related Parties.

6. Representations, Warranties and Covenants of the NAI Parties. Each NAI Party hereby represents and warrants to CBS and Viacom as follows:

6.1. NAI is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland. NAI Entertainment is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware.

6.2. Such NAI Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. With respect to such NAI Party that is a corporation or other entity, the execution and delivery by such NAI Party of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of such NAI Party. This Agreement has been duly executed and delivered by such NAI Party and, assuming the due authorization, execution and delivery of this Agreement by CBS, Viacom and the other NAI Party, constitutes the legal, valid and binding obligation of such NAI Party, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

6.3. Subject to the accuracy of the representations and warranties of CBS contained in Section 7.4, the execution and delivery of this Agreement by such NAI Party and the performance of its obligations hereunder will not: (a) with respect to such NAI Party that is a corporation or other entity, conflict or violate any provision of (i) the Organizational Documents of such NAI Party or (ii) the Organizational Documents of any of such NAI Party’s Subsidiaries, (b) violate any Law or Order applicable to such NAI Party or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which such NAI Party or any of its Subsidiaries is a party or accelerate such NAI Party’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of such NAI Party or any of its Subsidiaries, except, in the case of clause (a)(ii), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of such NAI Party to perform its obligations under this Agreement on a timely basis.

6.4. As of the date hereof, (a) each NAI Party owns the number and class of shares of CBS Common Stock and Viacom Common Stock that appear across from its name on Schedule I to this Agreement and (b) the NAI Parties each have the right to vote all of the CBS Shares and all of the Viacom Shares that they own.

6.5. Except as contemplated by this Agreement, the Merger Agreement and the Governance Agreement and except for the Settlement Agreement, such NAI Party has not entered into any tender, voting or other agreement or arrangement with respect to any Shares or entered into any other contract relating to the voting of any Shares. Any and all proxies in respect of the Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

6.6. As of the date hereof, there is no Proceeding pending or, to the knowledge of such NAI Party, threatened against or affecting such NAI Party that, individually or in the aggregate, would reasonably be expected to impair the ability of such NAI Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

6.7. Such NAI Party hereby (a) authorizes CBS and Viacom to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Merger Agreement, including the Consent Solicitation Statement and the Registration Statement and any other applicable filings under the Exchange Act or the Securities Act, its identity and ownership of the Shares and the nature of its obligations under this Agreement, and (b) agrees to reasonably cooperate with CBS and Viacom in connection with such filings.

6.8. Such NAI Party agrees that it shall promptly furnish to CBS and Viacom any information that CBS or Viacom may reasonably request for the preparation of any such announcement, disclosure or other applicable filings. None of the information supplied or to be supplied by such NAI Party specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of CBS and Viacom, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Such NAI Party hereby agrees that it shall promptly notify CBS and Viacom of any required corrections with respect to any written information supplied by it specifically for use in any such announcement, disclosure or other applicable filings, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such NAI Party with respect to statements made or incorporated by reference therein based on information supplied by CBS or Viacom specifically for inclusion or incorporation by reference in the Registration Statement or the Consent Solicitation Statement.

6.9. As of the date hereof, none of such NAI Party or its “affiliates” or “associates” is restricted from engaging in “business combinations” with CBS pursuant to Section 203 of the DGCL (with the meaning of each foregoing word in quotation marks as defined in Section 203 of the DGCL).

7. Representations, Warranties and Covenants of CBS. CBS hereby represents and warrants to Viacom and the NAI Parties as follows:

7.1. CBS is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

7.2. CBS has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by CBS of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of CBS. This Agreement has been duly executed and delivered by CBS and, assuming the due authorization, execution and delivery of this Agreement by Viacom and the NAI Parties, constitutes the legal, valid and binding obligation of CBS, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

7.3. The execution and delivery of this Agreement by CBS and the performance of its obligations hereunder will not (a) conflict or violate any provision of (i) the Organizational Documents of CBS or (ii) the Organizational Documents of any Subsidiary of CBS, (b) violate any Law or Order applicable to CBS or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which CBS or any of its Subsidiaries is a party or accelerate the obligations of CBS or, if applicable, any of its Subsidiaries under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of CBS or any of its Subsidiaries, except, in the case of clause (a)(ii), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of CBS to perform its obligations under this Agreement on a timely basis.

7.4. At least two-thirds of the members of the Board of Directors of CBS who are not affiliated or associated with the NAI Parties (as such term is defined in the Settlement Agreement) (rounded up to the nearest whole number) have approved (i) the Merger Agreement, this Agreement, the Governance Agreement, the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Governance Agreement and (ii) the approval of, or consent to, the Merger Agreement, this Agreement, the Governance Agreement, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement by the NAI Parties, in each case, for all purposes of the Settlement Agreement. For the purposes of the Settlement Agreement, such approval is irrevocable and, for the avoidance of doubt, shall continue to apply even in the event of a CBS Adverse Recommendation Change unless and until the Merger Agreement is terminated prior to the Effective Time.

7.5. Assuming the truth of the representations and warranties set forth in Section 6.9, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to CBS by reason of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

8. Representations, Warranties and Covenants of Viacom. Viacom hereby represents and warrants to CBS and the NAI Parties as follows:

8.1. Viacom is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

8.2. Viacom has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Viacom of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of Viacom. This Agreement has been duly executed and delivered by Viacom and, assuming the due authorization, execution and delivery of this Agreement by CBS and the NAI Parties, constitutes the legal, valid and binding obligation of Viacom, enforceable against it in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.

8.3. The execution and delivery of this Agreement by Viacom and the performance of its obligations hereunder will not (a) conflict or violate any provision of (i) the Viacom Organizational Documents or (ii) the Organizational Documents of any of Viacom’s Subsidiaries, (b) violate any Law or Order applicable to Viacom or any of its Subsidiaries, (c) violate or constitute a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit pursuant to, any of the terms or provisions of any Contract to which Viacom or any of its Subsidiaries is a party or accelerate Viacom’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (d) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of Viacom or any of its Subsidiaries, except, in the case of clause (a)(ii), (b), (c) and (d), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of Viacom to perform its obligations under this Agreement on a timely basis.

8.4. No Takeover Laws apply or will apply to Viacom by reason of this Agreement, the Merger Agreement, the Merger or any of the transactions contemplated hereby or thereby.

9. Stockholder Litigation.

9.1. Viacom shall provide NAI with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against Viacom or any of its directors or officers relating to this Agreement, the Merger Agreement, the Governance Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement, the Merger Agreement or the Governance Agreement (“Viacom Transaction Litigation”) and, subject to applicable law, shall provide NAI copies of all material pleadings with respect thereto. If any NAI Party, NAI Related Party or any of their respective officers, directors or managers is also, and remains, a party to any Viacom Transaction Litigation, (i) Viacom shall (and shall cause each of its directors and officers to) consult with NAI with respect to the defense, settlement and prosecution of such Viacom Transaction Litigation and shall consider in good faith NAI’s advice with respect to such Viacom Transaction Litigation and (ii) Viacom may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such Viacom Transaction Litigation without the prior written consent of NAI (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall limit the ability of the Board of Directors of Viacom or any member thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Viacom Transaction Litigation so long as any such compromise, settlement or arrangement complies with the terms set forth on Schedule II hereto.

9.2. CBS shall provide NAI with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against CBS or any of its directors or officers relating to this Agreement, the Merger Agreement, the Governance Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement, the Merger Agreement or the Governance Agreement (“CBS Transaction Litigation”) and, subject to applicable law, shall provide NAI copies of all material pleadings with respect thereto. If any NAI Party, NAI Related Party or any of their respective officers, directors or managers is also, and remains, a party to any CBS Transaction Litigation, (i) CBS shall (and shall cause each of its directors and officers to) consult with NAI with respect to the defense, settlement and prosecution of such CBS Transaction Litigation and shall consider in good faith NAI’s advice with respect to such CBS Transaction Litigation and (ii) CBS may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such CBS Transaction Litigation without the prior written consent of NAI (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall limit the ability of the Board of Directors of CBS or any member thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any CBS Transaction Litigation so long as any such compromise, settlement or arrangement complies with the terms set forth on Schedule III hereto.

9.3. The NAI Parties shall provide both Viacom and CBS with prompt notice (in accordance with this Agreement) of any stockholder litigation or claim against any NAI Party, any NAI Related Party or any of their respective officers, directors or managers relating to this Agreement, the Merger Agreement, the Governance Agreement, the Merger or any of the other agreements, transactions or filings contemplated by this Agreement, the Merger Agreement or the Governance Agreement (“NAI Transaction Litigation”) and, subject to applicable law, shall provide Viacom and CBS copies of all material pleadings with respect thereto. If Viacom or any of its directors or officers is also, and remains, a party to any NAI Transaction Litigation, (i) each NAI Party shall (and shall cause each NAI Related Party and each of its and their respective officers, directors or managers to) consult with Viacom with respect to the defense, settlement and prosecution of such NAI Transaction Litigation and shall consider in good faith Viacom’s advice with respect to such NAI Transaction Litigation and (ii) no NAI Party may compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such NAI Transaction Litigation without the prior written consent of Viacom (which consent shall not be unreasonably withheld, conditioned or delayed). If CBS or any of its directors or officers is also, and remains, a party to any NAI Transaction Litigation, (i)

each NAI Party shall (and shall cause each NAI Related Party and its and their respective officers, directors or managers to) consult with CBS with respect to the defense, settlement and prosecution of such NAI Transaction Litigation and shall consider in good faith CBS’s advice with respect to such NAI Transaction Litigation and (ii) no NAI Party may compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, such NAI Transaction Litigation without the prior written consent of CBS (which consent shall not be unreasonably withheld, conditioned or delayed).

10. Modifications, Amendments and Waivers of the Merger Agreement. Each of the Merger Agreement Parties agrees not to modify, amend or waive (a) the provisions of Article 1, Article 8, Article 9 or Article 10 of the Merger Agreement or Exhibit B, Exhibit C, Schedule 1.06(a), Schedule 1.06(c), Schedule 1.06(d)(i) or Schedule 1.06(d)(ii) thereto or (b) any other provision of the Merger Agreement in a manner inconsistent with Article 1, Article 8, Article 9 or Article 10 of the Merger Agreement or Exhibit B, Exhibit C, Schedule 1.06(a), Schedule 1.06(c), Schedule 1.06(d)(i) or Schedule 1.06(d)(ii) thereto at any time without the express prior written consent of NAI (which consent shall not be unreasonably withheld, conditioned or delayed).

11. Notices under the Merger Agreement. Each of the Merger Agreement Parties shall deliver a copy of any notice, request, instruction or other communication or document it gives or makes under the Merger Agreement concurrently to NAI and its counsel in accordance with Section 17.4.

12. Third Party Beneficiaries of Section 7.13 of the Merger Agreement. Each of the Merger Agreement Parties agrees that each of the NAI Parties shall be a third-party beneficiary of Section 7.13 of the Merger Agreement, entitled to enforce such section in accordance with its terms.

13. Termination. Other than Sections 7.4, 9, 13 and 17, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

14. Duties. The NAI Parties are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares or an officer, director, manager, member, settlor, beneficiary or trust of such Beneficial Owners and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of CBS or Viacom.

15. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in CBS or Viacom any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the NAI Parties, and neither CBS nor Viacom shall have the authority to direct the NAI Parties in the voting or disposition of any Shares, except as otherwise expressly provided herein.

16. No Obligation to Exercise. No provision of this Agreement shall require the NAI Parties to exercise any option, warrant, convertible security or other security or contract right convertible into shares of CBS Voting Common Stock or Viacom Voting Common Stock; provided, for the avoidance of doubt, that upon any such exercise, the shares of CBS Voting Common Stock or Viacom Voting Common Stock, as applicable, acquired by the NAI Parties pursuant thereto shall be Shares for all purposes hereunder.

17. Miscellaneous.

17.1. Further Assurances. CBS, Viacom and each NAI Party will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

17.2. Assignment. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of CBS, Viacom and NAI and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto. Any purported direct or indirect assignment in violation of this Section 17.2 shall be null and void ab initio.

17.3. Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

17.4. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that a hard copy is also sent in accordance with the delivery methods set forth in clause (a) or (b) of this Section 17.4:

(i)	if to CBS, to:

CBS Corporation

51 W. 52nd Street

New York, NY 10019

Attention:            Laura Franco

Email:                 laura.franco@cbs.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:       Robert B. Schumer

                          Ariel J. Deckelbaum

                          Michael Vogel

E-mail:          rschumer@paulweiss.com

             ajdeckelbaum@paulweiss.com

             mvogel@paulweiss.com

(ii)	if to Viacom, to:

Viacom Inc.

1515 Broadway

New York, NY 10036

Attention:        Christa A. D’Alimonte, Executive Vice President,

              General Counsel and Secretary

Email:             Christa.DAlimonte@viacom.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:         Faiza J. Saeed

                Damien R. Zoubek

                O. Keith Hallam, III

E-mail:               fsaeed@cravath.com

                dzoubek@cravath.com

                khallam@cravath.com

(iii)	if to the NAI Parties, to:

National Amusements, Inc.

846 University Avenue

Norwood, MA 02062

Attention:        Paula Keough

Email:              pkeough@national-amusements.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention:         Christopher E. Austin

                Paul M. Tiger

E-mail:             caustin@cgsh.com

                ptiger@cgsh.com

Any party may change its address for the purpose of this Section 17.4 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

17.5. Governing Law; Jurisdiction; Specific Performance.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 17.4; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

(b) EACH PARTY HERETO HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE ANY OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.5.

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.02 of the Merger Agreement). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

17.6. Interpretation. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

17.7. Entire Agreement; No Other Representations. This Agreement, the Merger Agreement, the Governance Agreement, the Settlement and Release Agreement, dated September 9, 2018, by and among CBS, NAI and certain other Persons (as amended by that certain Amendment No. 1 to Settlement and Release Agreement, dated as of the date hereof, the “Settlement Agreement”) and the Confidentiality Agreement and the exhibits and schedules hereto and thereto contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters. For the avoidance of doubt, this Agreement does not amend, modify or supersede in any way the Settlement Agreement, which shall remain in full force and effect.

17.8. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

17.9. Expenses. All fees and expenses incurred in connection with this Agreement and the obligations hereunder, including all legal, accounting, financial advisory,

consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

17.10. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

17.11. Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

17.12. Affiliated Entities. To the extent that any Controlled Affiliate of any NAI Party is a stockholder of CBS or Viacom, such NAI Party shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the NAI Parties and the NAI Parties, and in furtherance of the foregoing, if any Controlled Affiliate of an NAI Party becomes a Beneficial Owner of Shares on or after the date hereof, (i) such NAI Party shall give each of CBS and Viacom written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and the applicable NAI Party shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by CBS or Viacom, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the NAI Parties and the NAI Parties and that such Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

[Signature Page to Support Agreement]

VIACOM INC.

By:	/s/ Robert M. Bakish
Name: Robert M. Bakish
Title: President & Chief Executive Officer

[Signature Page to Support Agreement]

NATIONAL AMUSEMENTS, INC.

By:	/s/ Thaddeus Jankowski
Name:	Thaddeus Jankowski
Title:	Vice President

NAI ENTERTAINMENT HOLDINGS LLC

By:	/s/ Thaddeus Jankowski
Name:	Thaddeus Jankowski
Title:	Vice President

[Signature Page to Support Agreement]

Schedule I

Schedule II

Schedule III

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A MEETING

Exhibit B

FORM OF WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A MEETING

Annex I

Form of Joinder